EXHIBIT 23

To the Board of Directors of
the Dreyfus/Laurel Tax-Free Municipal
Funds and the Securities and Exchange Commission:


We have examined management's assertion about the Dreyfus/Laurel Tax-Free Muncipal Funds (constituting the Dreyfus Premier Limited Term Massachusetts Municipal Fund, Dreyfus Premier Limited Term Municipal Fund, Dreyfus
BASIC New York Municipal Money Market Fund, Dreyfus BASIC California Municipal Money Market Fund, and Dreyfus BASIC Massachusetts Municipal Money Market Fund) (the "Funds")compliance with the requirements of subsection (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of October 31, 1999 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds'compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 1999 and for the period from June 30, 1999
(the date of our last examination) through October 31, 1999, with respect to securities transactions, without prior notice to management:

	1. Count and inspection of all securities located in the Mellon Trust- Global Trust Services ("Mellon Trust") vault at 120 Broadway, New York, New York as of October 31, 1999;

	2. Review of Mellon Trust's systems of reconciliation and control including their reconciliations with the Federal Reserve Bank of Boston, Depository Trust Company, Participant Trust Company and other depositories/intermediaries, as well as their reconciliation of these holdings with customers' positions. Such review included analysis and testing of a sample of reconciling items;

	3. Agreement of pending trade activity for the Funds as of October 31, 1999 to their corresponding subsequent bank statements;

	4. Review of the investment accounts and supporting records of the Funds, including tests of security transactions since our last report, on a test basis.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that The Dreyfus/Laurel Tax-Free Municipal Funds were in compliance with the requirements of subsections
(b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 1999 with respect to securities reflected in the investment accountsof the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Dreyfus/Laurel Tax-Free Municipal Funds and the Securities and Exchange Commission and should not be used for any other purpose.


					/s/ KPMG  LLP
					-------------------------
					KPMG  LLP

New York, New York
November 16, 1999





November 16, 1999



Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940



We, as members of management of The Dreyfus/Laurel Tax-Free
Municipal Funds (constituting the Dreyfus Premier Limited Term
Massachusetts Municipal Fund, Dreyfus Premier Limited Term Municipal
Fund, Dreyfus BASIC New York Municipal Money Market Fund, Dreyfus BASIC California Municipal Money Market Fund, and Dreyfus BASIC Massachusetts Municipal Money Market Fund) (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with the requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections(b) and (c) of Rule 17f-2 as of October 31, 1999 and for the period from June 30, 1999 (date of last examination) through October
31, 1999

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 1999 and for the period from June 30, 1999 (date of last examiniation) through October 31, 1999, with respect to securities reflected in the investment accounts of the Funds.


Sincerely,


/s/ Stephen E. Canter
------------------
Stephen E. Canter
Chief Operating Officer
The Dreyfus Corporation